Exhibit 99.1

Allison Transmission announces retirement of Senior Vice President Michael G. Headly

INDIANAPOLIS – Dec. 18, 2015 – Allison Transmission Holdings Inc. (NYSE: ALSN) today announced the retirement of Michael G. Headly, senior vice president for global marketing, sales and service, effective March 31, 2016. His successor will be named at a future date.

“Mike has been instrumental in developing our business around the world over the past 30 years,” said Lawrence E. Dewey, chairman, president and CEO of Allison Transmission. “His commitment to growing sales was manifest in his tireless efforts.”

Headly is retiring after 29 years of service to General Motors Co. and subsequently Allison. He began his career in 1986 as a zone manager with GM’s Military Vehicle Operations in Warren, Mich. He joined Allison in 1988 in the Washington, D.C. office, calling on the U.S. government, including the military. Headly relocated to Indianapolis in 1991 and continued in that role.

In the years that followed, Headly served in a variety of roles including as program manager for what is today known as the 3000/4000 Series, manager of industrial engineering, director of defense programs, and director of sales for North America. In 1997, Headly was named managing director for Allison’s marketing, sales, service and product distribution activities in Europe, Middle East and Africa. His role expanded to include regions of Asia Pacific in 1999 and Latin America in 2000.

“Mike developed his plans, and then worked them methodically to generate the desired results,” said Dewey. “He has taken assignments that I have held during my career, and taken them to new levels of results.”

Headly was promoted in 2008 to vice president of marketing, sales, and service for all activities outside of North America. He was promoted to senior vice president of global marketing, sales and service in 2014.

“Over the years, many people have commented that Mike’s stamina, given the rigors of his schedule, was truly remarkable,” said Dewey. “Not many could have covered the ground, figuratively and literally, that Mike has covered over the past couple decades –and I’m not sure if anyone else could have done it as successfully.”

Headly attended the U.S. Military Academy, where he earned a bachelor’s degree in engineering. He earned a master’s degree in industrial engineering from Penn State University.

“I wish Mike and his family all the best in his well-earned retirement,” said Dewey.

About Allison Transmission

Allison Transmission (NYSE: ALSN) is the world’s largest manufacturer of fully automatic transmissions for medium- and heavy-duty commercial vehicles and is a leader in hybrid-propulsion systems for city buses. Allison transmissions are used in a variety of applications including refuse, construction, fire, distribution, bus, motorhomes, defense and energy. Founded in 1915, the company is headquartered in Indianapolis, Indiana, USA and employs approximately 2,700 people worldwide. With a market presence in more than 80 countries, Allison has regional headquarters in the Netherlands, China and Brazil with manufacturing facilities in the U.S., Hungary and India. Allison also has approximately 1,400 independent distributor and dealer locations worldwide. For more information, visit allisontransmission.com.

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Contact

Melissa L. Sauer

Executive Director, Corporate Affairs & Communications

Melissa.sauer@allisontransmission.com

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